Exhibit 99.1


                             N E W S   R E L E A S E



January 14, 2004                                     Direct Inquiries to:
                                                     Paul O. Koether, Chairman
                                                     (908)  234-9220




                 DR. QUN YI ZHENG NAMED PRESIDENT OF PURE WORLD
                 ----------------------------------------------


     Bedminster, New Jersey - PURE WORLD, INC., (PURW-NASDAQ) ("Pure World" or the "Company").

     Paul Koether, Chairman and Chief Executive Officer, today announced that Dr. Qun Yi Zheng, Chief Operating Officer, had been elected President. Koether had served as acting President since September 24, 2003 due to the illness and subsequent death of former President, Natalie I Koether, on October 3, 2003. Dr. Zheng joined Pure World in 1996.

     Koether also stated that due to disappointing sales in November and December the Company would report a loss for both the fourth quarter and year ended 12/31/03.

     Pure World has retained the investment banking firm of Adams, Harkness & Hill to review possible strategic alternatives including but not necessarily limited to sale, merger or other extraordinary corporate transactions. There is no assurance that any transaction will eventuate or that if a transaction occurs it will be on terms that shareholders will consider favorable.

     Pure World is a leading research-driven nutraceutical company that discovers, develops, manufactures and markets a broad range of botanical extracts for the dietary supplement, food, beverage, consumer products, and cosmetics industries. The Company has 7,513,566 shares of common stock outstanding.















     This release contains forward-looking statements which may involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Pure World cautions investors not to place undue reliance on forward-looking statements, which speak only to management's expectations on this date.